Execution Version

VEZA TECHNOLOGIES, INC.
2025 RESTRICTED STOCK UNIT PLAN

1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Restricted Stock Units.

2.SHARES SUBJECT TO THE PLAN

2.1.Number of Shares Available. Subject to Section 2.3 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 443,036 Shares. Following the Closing Date (as defined in that certain Agreement and Plan of Merger by and among ServiceNow, Inc. a Delaware corporation (“Parent”), the Company, [Merger Sub], Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent and certain other parties thereto (the “Merger Agreement”)), Parent shall consider in good faith granting any Shares that have not been granted prior to such date or that are forfeited due to failure to vest on or following such date to the Key Employees (as defined in the Merger Agreement) in such amounts and proportions as mutually agreed between the Company and Parent.

2.2.Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Restricted Stock Units granted under this Plan.

2.3.Adjustment of Shares. If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws, provided that fractions of a Share will not be issued. If, by reason of an adjustment pursuant to this Section 2.3, a Participant’s Award Agreement or other agreement related to any Restricted Stock Units, or the Shares subject to such Restricted Stock Units, covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions, and restrictions which were applicable to the Restricted Stock Units or the Shares subject to such Restricted Stock Units prior to such adjustment.

3.ELIGIBILITY. Restricted Stock Units may be granted to Employees and Consultants, provided that such Consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4.ADMINISTRATION.

4.1.Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms, and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. The Committee will have the authority to:

(1)construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;

(2)prescribe, amend, and rescind rules and regulations relating to this Plan or any Restricted Stock Units granted hereunder;

(3)select persons to receive Restricted Stock Units;

(4)determine the terms and conditions, not inconsistent with the terms of the Plan, of any Restricted Stock Units granted hereunder. Such terms and conditions include, but are not limited to, the time or times when Restricted Stock Units may vest or be settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Restricted Stock Units or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(5)determine the number of Shares or other consideration subject to Restricted Stock Units granted hereunder;

(6)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(7)grant waivers of Plan or Restricted Stock Unit conditions;

(8)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Restricted Stock Units or any Award Agreement;

(9)make any adjustments to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or hardships;

(10)adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(11)make all other determinations necessary or advisable for the administration of this Plan; and

(12)delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including but not limited to Section 157(c) of the Delaware General Corporation Law.

4.2.Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Restricted Stock Units will be made in its sole discretion at the time of grant or,

unless in contravention of any express term of the Plan, at any later time, and such determination will be final and binding on the Company and all persons having an interest in Restricted Stock Units granted under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Restricted Stock Units held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.

4.3.Documentation. Any Award Agreement, the Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.4.Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for grants of Restricted Stock Units, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Restricted Stock Units granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after the grant of Restricted Stock Units, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided, however, that no action taken under this Section 4.4 will increase the Share limitations contained in Section 2.1 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Restricted Stock Units will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.GRANT OF RESTRICTED STOCK UNITS. All Restricted Stock Units will be made pursuant to an Award Agreement.

5.1.Terms of RSUs. The Committee will determine the terms of Restricted Stock Units granted under the Plan including, without limitation: (a) the number of Shares subject to the Restricted Stock Units, (b) the time or times during which the Restricted Stock Units may be settled, (c) the consideration to be distributed on settlement, and (d) the effect of the Participant’s termination of Service on such Restricted Stock Units, provided that no Restricted Stock Unit will have a term longer than ten (10) years. Restricted Stock Units may be awarded upon satisfaction of performance goals over a designated performance period established in advance in the Participant’s Award Agreement.

5.2.Form and Timing of Settlement. Payment of Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle vested Restricted Stock Units in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment to a date or dates after the Restricted Stock Units are vested, provided that the terms of the Restricted Stock Units and any deferral thereof satisfy the requirements of Section 409A of the Code to the extent applicable.

5.3.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

6.WITHHOLDING TAXES.

6.1.Withholding Generally. Whenever Shares are to be issued in satisfaction of Restricted Stock Units granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to vesting or settlement of any Restricted Stock Units. Whenever payments in satisfaction of Restricted Stock Units granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items.

6.2.Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax-Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

7.TRANSFERABILITY. Unless determined otherwise by the Committee, Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes Restricted Stock Units transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Restricted Stock Units are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Restricted Stock Units will contain such additional terms and conditions as the Committee deems appropriate.

8.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

9.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

10.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

11.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. No grant of Restricted Stock Units will be effective unless such grant is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Restricted Stock Units and also on the date of issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.

12.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Restricted Stock Units granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.

13.CORPORATE TRANSACTIONS.

13.1.In the event of a Corporate Transaction any or all outstanding Restricted Stock Units may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Restricted Stock Units), subject to compliance with Section 409A of the Code, as applicable. The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.

13.2.In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Restricted Stock Units, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Restricted Stock Units shall have their vesting accelerate as to all shares subject to such Restricted Stock Units immediately prior to the Corporate Transaction and then such Restricted Stock Units will terminate. Awards of Restricted Stock Units need not be treated similarly in a Corporate Transaction and treatment may vary from grant to grant and/or from Participant to Participant.

14.ADOPTION AND STOCKHOLDER APPROVAL. This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

15.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from such date. After this Plan is terminated or expires, no Restricted Stock Units may be granted but Restricted Stock Units previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. This Plan and all Restricted Stock Units granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

16.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval, provided further that a Participant’s Restricted Stock Units will be governed by the version of this Plan then in effect at the time such Restricted Stock Units were granted. No termination or amendment of the Plan will affect any then-outstanding Restricted Stock Units unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Restricted Stock Units may adversely affect any then outstanding Restricted Stock Units without the written consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.

17.NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, and such arrangements may be either generally applicable or applicable only in specific cases.

18.INSIDER TRADING POLICY. Each Participant who receives Restricted Stock Units will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees and other service-providers of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

19.ALL GRANTS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Restricted Stock Units, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Restricted Stock Units and the recoupment of any gains realized with respect to shares acquired upon settlement of Restricted Stock Units.

20.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

20.1.“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

20.2.“Award Agreement” means, with respect to each award of Restricted Stock Units, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

20.3.“Board” means the Board of Directors of the Company.

20.4. “Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 12 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 20.4.

20.5. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

20.6.“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

20.7. “Common Stock” means the common stock of the Company.

20.8. “Company” means Veza Technologies, Inc., a Delaware corporation, or any successor corporation.

20.9. “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.

20.10. “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company). Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

20.11. “Effective Date” means the date the Plan is approved by the stockholders of the Company (which shall be within twelve (12) months of the approval of the Plan by the Board).

20.12. “Employee” means any person, including officers, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate.

20.13. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

20.14. “Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(1)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(2)if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(3)by the Board or the Committee in good faith.

20.15. “Insider” means an officer or member of the Board of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

20.16. “IRS” means the United States Internal Revenue Service.

20.17. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

20.18.“Participant” means a person who holds Restricted Stock Units granted under this Plan.

20.19.“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

20.20. “Plan” means this Veza Technologies, Inc. 2025 Restricted Stock Unit Plan.

20.21. “Restricted Stock Unit” means an award to an eligible Employee or Consultant covering a number of Shares that may be settled by issuance of those Shares or in cash of equivalent value.

20.22. “SEC” means the United States Securities and Exchange Commission.

20.23. “Securities Act” means the United States Securities Act of 1933, as amended.

20.24.“Service” will mean service as an Employee or Consultant to the Company or a Parent, Subsidiary, or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. A Participant will not be deemed to have ceased to provide Service in the case of any leave of absence approved by the Company or as so provided pursuant to a formal policy adopted from time to time by the Company and issued and promulgated to Participants in writing. In the case of any Employee on an approved leave of absence, or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Restricted Stock Units while on leave from the employ of the Company or a Parent, Subsidiary, or Affiliate, or during such change in working hours, as it may deem appropriate. An employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from an Employee to a Consultant (or vice versa) will not terminate the Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.

20.25.“Shares” means shares of the Common Stock and the common stock of any successor entity of the Company.

20.26. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

20.27. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.